NUMBER                                                        SHARES

                       GREAT EXPECTATIONS AND ASSOCIATES, INC.
            Incorporated Under the Laws of the State of Colorado

Common Stock Par Value $.0001                              CUSIP

            THIS CERTIFIES THAT

              IS THE OWNER OF

FULLY PAID and NONASSESSABLE Shares of Great Expectations and Associates, Inc., transferable only on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon
surrender of this Certificate properly endorsed.   This certificate
is not valid unless countersigned and registered by the Transfer Agent and Registrar

    Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.


Secretary                                                   President